UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13D/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                              INDUSTRIE NATUZZI SPA
                                (NAME OF ISSUER)

                                 ORDINARY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                    456478106
                                 (CUSIP Number)

          ROBERT LYNCH, ESQ. WITH COPIES TO: MANAGING DIRECTOR DONALD P. MADDEN, ESQ. DEUTSCHE BANK WHITE & CASE NORTH AMERICA HOLDING CORP. 1155 AVENUE OF THE AMERICAS 31 WEST 52ND STREET NEW YORK, NY 10036 NEW YORK, NY 10019 212-819-8800 212-474-8600
-------------------------------------------------------------------------------
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                COMMUNICATIONS)


                                  APRIL 1, 1998
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

                                  SCHEDULE 13D

---------------------------------             --------------------------------
 CUSIP No. [456478106]                        Page 2 of 26 Pages
---------------------------------             --------------------------------

-------- ----------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           DEUTSCHE BANK AG
-------- ----------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A)(  )
                                                                         (B)(  )
-------- ----------------------------------------------------------------------
 3       SEC USE ONLY

-------- ----------------------------------------------------------------------
 4       SOURCE OF FUNDS
           OO
-------- ----------------------------------------------------------------------
 5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)
-------- ----------------------------------------------------------------------
 6       CITIZENSHIP OR PLACE OF ORGANIZATION
           FEDERAL REPUBLIC OF GERMANY
----------------------------------- ------- -----------------------------------
NUMBER OF SHARES BENEFICIALLY        7      SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON               0
WITH                                ------- -----------------------------------
                                     8      SHARED VOTING POWER
                                              4,317,492
                                    ------- -----------------------------------
                                     9      SOLE DISPOSITIVE POWER
                                              0
                                    ------- -----------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                              5,505,113
-------- ----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,505,113
-------- ----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                     (  )
-------- ----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           9.7%
-------- ----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
           HC, BK, CO
-------- ----------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------              --------------------------------
 CUSIP No. [456478106]                         Page 3 of 26 Pages
---------------------------------              --------------------------------

-------- ----------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MORGAN GRENFELL ASSET MANAGEMENT LIMITED
-------- ----------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A)(  )
                                                                         (B)(  )
-------- ----------------------------------------------------------------------
 3       SEC USE ONLY
-------- ----------------------------------------------------------------------
 4       SOURCE OF FUNDS
           OO
-------- ----------------------------------------------------------------------
 5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           (  )
         PURSUANT TO ITEMS 2(D) OR 2(E)
-------- ----------------------------------------------------------------------
 6       CITIZENSHIP OR PLACE OF ORGANIZATION
           [England and Wales]
----------------------------------- ------- -----------------------------------
NUMBER OF SHARES BENEFICIALLY        7      SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON               0
WITH                                ------- -----------------------------------
                                     8      SHARED VOTING POWER
                                              4,291,643
                                    ------- -----------------------------------
                                     9      SOLE DISPOSITIVE POWER
                                              0
                                    ------- -----------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                              5,479,264
-------- ----------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,479,264
-------- ----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                     (  )
-------- ----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           9.6%
-------- ----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
           HC, IA
-------- ----------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------              --------------------------------
 CUSIP No. [456478106]                         Page 4 of 26 Pages
---------------------------------              --------------------------------

-------- ----------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MORGAN GRENFELL INVESTMENT MANAGEMENT LIMITED
-------- ----------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A)(  )
                                                                         (B)(  )
-------- ----------------------------------------------------------------------
 3       SEC USE ONLY
-------- ----------------------------------------------------------------------
 4       SOURCE OF FUNDS
           OO
-------- ----------------------------------------------------------------------
 5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)                                     (  )
-------- ----------------------------------------------------------------------
 6       CITIZENSHIP OR PLACE OF ORGANIZATION
           [England and Wales]
----------------------------------- ------- -----------------------------------
NUMBER OF SHARES BENEFICIALLY        7      SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON               0
WITH                                ------- -----------------------------------
                                     8      SHARED VOTING POWER
                                              2,895,880
                                    ------- -----------------------------------
                                     9      SOLE DISPOSITIVE POWER
                                              0
                                    ------- -----------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                              3,593,099
-------- ----------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,593,099
-------- ----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                     (  )
-------- ----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           6.3%
-------- ----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
           IA, CO
-------- ----------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER

          The response to this item set forth in the Schedule 13D relating to Industrie Natuzzi SPA ("Natuzzi") filed on October 14, 1997 is incorporated herein by reference as if set forth in this amendment in its entirety.


ITEM 2.  IDENTITY AND BACKGROUND

          The response to this item set forth in the Schedule 13D relating to Natuzzi filed on October 14, 1997 is incorporated herein by reference as if set forth in this amendment in its entirety.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          Morgan Grenfell Investment Management Limited ("MGIM"), Morgan Grenfell Investment Services Limited ("MGIS") and Morgan Grenfell International Funds Management Limited ("MGIFM," and together with MGIM and MGIS, the "MGAM Managers"), are subsidiaries of Morgan Grenfell Asset Management Limited ("MGAM"). Deutsche Morgan Grenfell (C.I.) Limited ("DMGCI") is a subsidiary of Deutsche Bank AG ("DBAG"). Since the filing of the Schedule 13D on October 14, 1997 relating, the MGAM Managers and DMGCI have purchased ADRs in open market transactions at market prices. Between October 14, 1997 and April 1, 1998, market prices for the ADRs ranged from a high of $28.00 to a low of $18.25 per ADR. Each ADR is equivalent to an Ordinary Share and any reference to an Ordinary Share includes ADRs.

          The purchases were made by the MGAM Managers and DMGCI for investment fund accounts over which they exercise discretion. Accordingly, the source of funds used to effectuate the purchases was client funds held in such accounts.


ITEM 4.  PURPOSE OF THE TRANSACTION

          The response to this item set forth in the Schedule 13D relating to Natuzzi filed on October 14, 1997 is incorporated herein by reference as if set forth in this amendment in its entirety.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

          (a) (i) DBAG may be deemed the beneficial owner of Ordinary Shares as set forth on the applicable cover page.

          (ii) MGAM may be deemed the beneficial owner of Ordinary Shares as set forth on the applicable cover page.

          (iii) MGIM may be deemed the beneficial owner of Ordinary Shares as set forth on the applicable cover page.

          (iv) None of the persons listed in Schedule A is the beneficial owner of outstanding Ordinary Shares.

          (b) (i) Reference is made to the applicable cover page for each Reporting Person for information concerning the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or direct the vote, sole or shared power to dispose or to direct the disposition.

          (ii) In compliance with Item 5(b), the applicable information required by Item 2 is provided below for each of the MGAM Managers (other than MGIM for which the applicable information required by Item 2 is provided in Item 2 above) and DMG with whom DBAG and MGAM may be deemed to share the power to dispose of or direct the disposition of Ordinary Shares and to vote or direct the vote of Ordinary Shares as set forth on the cover pages applicable to DBAG and MGAM.

          MGIS is a subsidiary of MGAM. The principal business of MGIS is as an investment management company. MGIS is organized under the laws of England and Wales, and the address of its principal place of business is 20 Finsbury Circus, London, EC2M 1NB, England.

          MGIFM is a subsidiary of MGAM. The principal business of MGIFM is as an investment management company. MGIFM is organized under the laws of England and Wales, and the address of its principal place of business is 20 Finsbury Circus, London, EC2M 1NB, England.

          Deutsche Morgan Grenfell (C.I.) Limited ("DMGCI") is a subsidiary of DBAG. The principal business of DMGCI is as an investment management company. DMGCI is organized under the laws of the Channel Islands, and the address of its principal place of business is St. Paul's Gate, New Street, St. Helier, Jersey JE4 8ZB, Channel Islands.

          During the last five years, none of MGIS, MGIFM and DMG has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding violation with respect to such laws.

          (c) (i) During the past sixty days, DBAG acquired or disposed of beneficial ownership of Ordinary Shares as a result of market transactions carried out by the MGAM Managers and DMGCI. Such purchases are set forth in Schedule B attached hereto.

          (ii) During the past sixty days, MGAM acquired or disposed of beneficial ownership of Ordinary Shares as a result of market transactions carried out by the MGAM Managers. Such purchases are set forth in Schedule B attached hereto.

          (iii) During the past sixty days, MGIM acquired or disposed of beneficial ownership of Ordinary Shares as a result of market transactions carried out by MGIM. Such purchases are set forth in Schedule B attached hereto.

          (d) All  dividends  received  on  Ordinary  Shares  described  in this
Schedule 13D/A and proceeds from the sale thereof are received for the benefit of clients on whose behalf such Ordinary Shares have been acquired.

          (e) Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

          The response to this item set forth in the Schedule 13D relating to Natuzzi filed on October 14, 1997 is incorporated herein by reference as if set forth in this amendment in its entirety.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS:

         Exhibit No.                        Description
             1                      Consent of Morgan Grenfell Asset Management
                                    Limited

             2                      Consent of Morgan Grenfell Investment
                                    Management Limited

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April  25, 1998

                                       DEUTSCHE BANK AG

                                       By: /s/ Dr. Dieter Eisele
                                           ---------------------------------
                                           Name:   Dr. Dieter Eisele
                                           Title:  Group Head of Compliance



                                           By:/s/ Rendel Eric Powell
                                           ------------------------------
                                               Name:    Rendal Eric Powell
                                               Title:   Vice President

                                                                      SCHEDULE A
I.       DBAG

         Each person named below is a director or executive officer of DBAG, whose principal business is described above in Item 2.

                                                                              Present Principal
        Name and Citizenship               Business Address               Occupation or Employment
Carl L. von Boehm-Bezing               Deutsche Bank AG                 Member of the Board of Managing
German                                 Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

Dr. Rolf-E. Breuer                     Deutsche Bank AG                 Member of the Board of Managing
German                                 Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

Michael Dobson                         Deutsche Bank AG                 Member of the Board of Managing
United Kingdom                         Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

Dr. Michael Endres                     Deutsche Bank AG                 Member of the Board of Managing
German                                 Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

Dr. Tessen von Heydebreck              Deutsche Bank AG                 Member of the Board of Managing
German                                 Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

Dr. Jurgen Krumnow                     Deutsche Bank AG                 Member of the Board of Managing
German                                 Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

Georg Krupp                            Deutsche Bank AG                 Member of the Board of Managing
German                                 Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

Dr. Ronaldo H. Schmitz                 Deutsche Bank AG                 Member of the Board of Managing
German                                 Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

Dr. Josef Ackermann                    Deutsche Bank AG                 Member of the Board of Managing
Swiss                                  Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

Dr. Ulrich Weiss                       Deutsche Bank AG                 Member of the Board of Managing
German                                 Taunusanlage 12                  Directors, Deutsche Bank AG
                                       60325 Frankfurt
                                       The Federal Republic of
                                         Germany

II.      MGAM

          Each person named below is a director or executive officer of MGAM, whose principal business is described above in Item 2.


                                                                                   Present Principal
        Name and Citizenship                    Business Address               Occupation or Employment

James K. Anderson                      Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

David W. Baldt                         Morgan Grenfell Capital             Member of the Board of Managing
American                               Management Incorporated             Directors, Morgan Grenfell Asset
                                       1435 Walnut Street                  Management Limited
                                       4th Floor
                                       Philadelphia, PA 19102, USA

Graham D. Bamping                      Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Johannes Baratta                       Morgan Grenfell Asset               Member of the Board of Managing
Austrian                               Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Henry C. Benson                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Paul C. Berriman                       Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Colin M. Brown                         Morgan Grenfell Development         Member of the Board of Managing
British                                Capital Limited                     Directors, Morgan Grenfell Asset
                                       23 Great Winchester Street          Management Limited
                                       London, England
                                       EC2P 2AX

Timothy F. Brown                       Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Elizabeth B. Bryan                     Morgan Grenfell Asset               Member of the Board of Managing
Australian                             Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Michael Bullock                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Mark A. Burgess                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Shaun A. Coleman                       Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Simon J. Cooke                         Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Anthony J. Creighton                   Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

David T. Cumming                       Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors,
                                       20 Finsbury Circus                  Morgan Grenfell Asset
                                       London, England                     Management Limited
                                       EC2M 1NB

Richard M. Curling                     Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Charles Z. Curtis                      Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Roger J. Curtis                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Susanna F. Davies                      Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Michael W.R. Dobson                    Deutsche Morgan Grenfell Group Plc  Chairman of the Board of
British                                23 Great Winchester Street          Managing Directors, Morgan
                                       London, England                     Grenfell Asset
                                       EC2P 2AX                            Management Limited

Patrick W.W. Disney                    Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Ernst L. Drayss                        Deutsche Bank AG                    Member of the Board of Managing
German                                 Taunusanlage 12                     Directors, Deutsche Asset
                                       60325 Frankfurt                     Management GmbH
                                       The Federal Republic of Germany

Neil R. Dunford                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

William P. Dwerryhouse                 Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Nick P. Evans                          Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Greg C. Fisher                         Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

James G. Fox                           Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Charles James Maximilian Franklin      Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Adrian C. Frost                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

James C.W. Goulding                    Morgan Grenfell Investment          Member of the Board
British                                Management (Asia) Ltd               of Managing
                                       20 Raffles Place                    Directors, Morgan
                                       #25-08 Ocean Towers                 Grenfell Asset
                                       Singapore 0104                      Management Limited

David J. Haysey                        Morgan Grenfell Capital             Member of the Board of Managing
British                                Management Incorporated             Directors, Morgan Grenfell Asset
                                       1435 Walnut Street                  Management Limited
                                       4th Floor
                                       Philadelphia, PA 19102, USA

David J. Heape                         Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Gerald V. Hough                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Neil P. Jenkins                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Julian R. Johnston                     Morgan Grenfell Asset               Member of the Board of Managing
American/French                        Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Ian D. Kelson                          Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Peter Lees                             Morgan Grenfell Asset               Member of the Board
British                                Management Limited                  of Managing
                                       20 Finsbury Circus                  Directors, Morgan
                                       London, England                     Grenfell Asset
                                       EC2M 1NB                            Management Limited

Jeremy G. Lodwick                      Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

The Honourable Charles                 Morgan Grenfell Asset               Member of the Board
Martyn-Hemphill                        Management Limited                  of Managing Directors, Morgan
British                                20 Finsbury Circus                  Grenfell Asset Management Limited
                                       London, England
                                       EC2M 1NB

P. McNaughton                          Morgan Grenfell Asset               Member of the Board
Irish                                  Management (Ireland)                of Managing Directors, Morgan
                                       Limited                             Grenfell Asset Management Limited
                                       Georges Dock House
                                       International Financial Centre
                                       1 Dublin
                                       Ireland

William G. Michie                      Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Herbert K. Michel                      Deutsche Bank AG                    Member of the Board of Managing
German                                 Taunusanlage 12                     Directors, Deutsche Gesellschaft
                                       60323 Frankfurt                     fur
                                       The Federal Republic of Germany     Fondsverwaltung mbH

James E. Minnick                       Morgan Grenfell Capital             Member of the Board of Managing
American                               Management Incorporated             Directors, Morgan Grenfell Asset
                                       885 Third Avenue                    Management Limited
                                       32nd Floor
                                       New York, NY  10022-4802 USA

Stuart W. Mitchell                     Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Roger P. Morris                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Norman L. Murray                       Morgan Grenfell Asset Management    Member of the Board
British                                Limited                             of Managing Directors, Morgan
                                       20 Finsbury Circus                  Grenfell Asset Management Limited
                                       London, England
                                       EC2M 1NB

Alan Nesbit                            Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Simon D. Peck                          Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Christopher M. Phillips                Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors,
                                       20 Finsbury Circus                  Morgan Grenfell Asset Management
                                       London, England                     Limited
                                       EC2M 1NB

James A.J. Pulsford                    Deutsche Morgan Grenfell            Member of the Board of Managing
British                                Asset Management (Japan)            Directors, Morgan Grenfell Asset
                                       Ltd, 19th Floor, Akasaka Park       Management Limited
                                       Building, 5-2-20 Akasaka,
                                       Minato-Ku, Tokyo 107

Diane Seymour-Williams                 Morgan Grenfell Asset Management    Member of the Board of Managing
British                                Limited                             Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Robert H. Smith                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

William G.M. Thomas                    Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Simon Treacher                         Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Patrick N.C. Walker                    Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Anthony Wilkinson                      Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Egerton J. Wood                        Morgan Grenfell Asset               Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell Asset
                                       20 Finsbury Circus                  Management Limited
                                       London, England
                                       EC2M 1NB

Hitoshi Yamamoto                       Deutsche Morgan Grenfell            Member of the Board of Managing
Japanese                               Asset Management (Japan)            Directors, Morgan Grenfell Asset
                                       Ltd, 19th Floor, Akasaka Park       Management Limited
                                       Building, 5-2-20 Akasaka,
                                       Minato-Ku, Tokyo 107

III.     MGIM

                  Each person named below is a director or executive officer of MGIM, whose principal business is described above in Item 2.

                                                                                   Present Principal
        Name and Citizenship                    Business Address               Occupation or Employment



Gerald Ashby                           Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Stephen Barrow                         Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Nick Baulch                            Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

William Chard                          Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Alastair Cuming                        Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Clive Dennis                           Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Charles Ekins                          Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Steven Evans                           Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Chistina Klein Greubler                Morgan Grenfell Investment          Member of the Board of Managing
Swiss                                  Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Peter Noel Sampson Hanbury             Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Mark Holden                            Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Mark Hudson                            Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB


Joanna Lancaster                       Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Oliver Larminie                        Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Charles McKenzie                       Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Alistair Morrison                      Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

John Murphy                            Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Nigel Ridge                            Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Karl Sternberg                         Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB

Davina Walter                          Morgan Grenfell Investment          Member of the Board of Managing
British                                Management Limited                  Directors, Morgan Grenfell
                                       20 Finsbury Circus                  Investment Management Limited
                                       London, England
                                       EC2M 1NB



                                                                     SCHEDULE B


          Following are the transactions in ADRs effected by the Reporting Persons and their subsidiaries in the past 60 days.

TRANSACTIONS IN INDUSTRY NATUZZI ADR BETWEEN 05/02/98 AND 06/04/98

  OPERATING           TRANSACTION                    TRADE             QUANTITY         TRANS             TOTAL
   COMPANY               TYPE                        DATE               (UNITS)         PRICE             AMOUNT

MGIM                 Buy                              2/5/98              5000         24.63                 123375
MGIM                 Sell Long                        2/9/98             18235            25              454437.47
MGIM                 Sell Long                        2/9/98              1765            25               43985.85
MGIM                 Buy                              2/9/98              2080         25.25                  52624
MGIM                 Buy                              2/9/98              2880         25.25                  72864
MGIM                 Buy                              2/9/98               990         25.25                  25047
MGIM                 Buy                              2/9/98              1950         25.25                  49335
MGIS                 Sell Long                        2/9/98             10820         25.22              272208.03
MGIM                 Sell Long                        2/9/98             20370         25.22              512465.59
MGIM                 Sell Long                        2/9/98              1200         25.06               30001.99
MGIM                 Buy                              2/9/98             16070         25.25                 406571
MGIM                 Buy                              2/9/98              3190         25.25                  80707
MGIM                 Sell Long                       2/10/98             12435            25              309869.83
MGIM                 Sell Long                       2/10/98              1204            25               30002.68
MGIS                 Sell Long                       2/11/98              2974            25               74198.82
MGIM                 Sell Long                       2/11/98              4540            25              113269.22
MGIM                 Sell Long                       2/12/98              1600            25               39902.66
MGIM                 Sell Long                       2/12/98              5640            25               140656.9
MGIM                 Sell Long                       2/12/98              3790            25               94519.44
MGIM                 Sell Long                       2/12/98              3140            25               78308.98
MGIM                 Sell Long                       2/12/98              2880            25                71824.8
MGIS                 Sell Long                       2/13/98             12800         24.75              316021.44
MGIM                 Buy                             2/13/98               270         25.19                6821.03
MGIM                 Buy                             2/13/98              2680         25.19               67705.01
MGIS                 Sell Long                       2/13/98             13000         24.75              320959.28
MGIS                 Sell Long                       2/13/98              1980         24.75               48884.57
MGIM                 Sell Long                       2/13/98              1470            25               35866.77
MGIM                 Sell Long                       2/13/98               830            25                20251.3
MGIM                 Sell Long                       2/13/98               500            25               12199.58
MGIM                 Sell Long                       2/13/98              2650            25               64657.79
MGIM                 Sell Long                       2/13/98               590            25                14395.5
MGIM                 Sell Long                       2/13/98              4740            25              115652.05
MGIM                 Sell Long                       2/13/98              1400            25               34158.83
MGIM                 Sell Long                       2/13/98              1620            25               39526.65
MGIM                 Sell Long                       2/13/98              1830            25               44650.47
MGIM                 Sell Long                       2/13/98              4100            25              100036.58
MGIM                 Sell Long                       2/13/98              1090            25               26595.09
MGIM                 Sell Long                       2/13/98               730            25               17811.39
MGIM                 Sell Long                       2/13/98              2010            25               49042.32
MGIM                 Sell Long                       2/13/98               550            25               13419.54
MGIM                 Sell Long                       2/13/98              1990            25               48554.34
MGIM                 Sell Long                       2/13/98              2250            25               54898.12
MGIM                 Sell Long                       2/13/98              2090            25               50994.25
MGIM                 Sell Long                       2/13/98              1320            25                32206.9
MGIM                 Sell Long                       2/13/98              1030            25               25131.14
MGIM                 Sell Long                       2/13/98              2940            25               71733.55
MGIM                 Sell Long                       2/13/98              1030            25               25131.14
MGIM                 Sell Long                       2/13/98               680            25               16591.43
MGIM                 Sell Long                       2/13/98               720            25                17567.4
MGIM                 Sell Long                       2/13/98              3650            25               89056.95
MGIM                 Sell Long                       2/13/98              5570            25              135903.35
MGIM                 Sell Long                       2/13/98              3650            25               89056.95
MGIM                 Sell Long                       2/13/98              3510            25               85641.07
MGIM                 Sell Long                       2/13/98               750            25               18299.37
MGIM                 Sell Long                       2/13/98              3810            25               92960.82
MGIM                 Buy                             2/16/98               620         24.56                15235.6
MGIM                 Buy                             2/16/98               880         24.56               21624.73
MGIM                 Buy                             2/16/98               910         24.56               22361.94
MGIM                 Buy                             2/16/98               360         24.56                8846.48
MGIM                 Buy                             2/16/98              1003         24.56               24647.28
MGIM                 Buy                             2/16/98              3657         24.56               89865.48
MGIM                 Buy                             2/16/98               880         24.56               21624.73
MGIS                 Sell Long                       2/17/98              4000         23.96                95611.2
MGIS                 Sell Long                       2/17/98              8418         23.96              201213.77
MGIM                 Sell Long                       2/17/98              7440         24.25               179973.6
MGIM                 Sell Long                       2/17/98             15340         24.25               371062.2
MGIM                 Sell Long                       2/17/98              1830         24.25               44266.22
MGIM                 Sell Long                       2/17/98             16710         24.25              404201.39
MGIM                 Sell Long                       2/17/98             20190         24.25              488379.78
MGIM                 Sell Long                       2/17/98             29980         24.25              725191.97
MGIM                 Sell Long                       2/17/98              8510         24.25              205849.94
MGIM                 Sell Long                       2/17/98              2140         23.96               51151.99
MGIM                 Sell Long                       2/20/98              1650         24.88               40890.29
MGIM                 Sell Long                       2/20/98              1470         24.88               36317.32
MGIM                 Sell Long                       2/23/98              1800         25.45               45708.39
MGIM                 Sell Long                       2/26/98              4620         24.94              115177.84
MGIM                 Sell Long                       2/26/98              6820         24.61              167453.95
MGIM                 Sell Long                       2/27/98              3000         24.25               72567.57
MGIM                 Sell Long                        3/2/98              3000         24.83               74317.51
MGIFM                Buy                              3/4/98              7810          25.5               199779.8
MGIM                 Sell Long                        3/6/98              1630         25.06               40768.81
MGIM                 Buy                              3/9/98               900         24.44               22065.75
MGIM                 Sell Long                        3/9/98              7810         24.25              188917.58
MGIM                 Sell Long                        3/9/98               610         24.25                14755.4
MGIM                 Sell Long                       3/10/98              3730         24.25               90225.68
MGIM                 Sell Long                       3/10/98              2490         24.25               60181.28
MGIM                 Buy                             3/11/98              3830         25.07                96018.1
MGIM                 Sell Long                       3/11/98              3404            25               84895.76
MGIM                 Buy                             3/13/98               780         25.27               19779.59
MGIS                 Sell Long                       3/17/98              1000         25.13               25064.16
MGIM                 Sell Long                       3/19/98              1670         26.13               43527.09
MGIS                 Sell Long                       3/19/98              4000         26.13              104256.51
MGIM                 Sell Long                       3/23/98               825         27.63               22748.12
MGIM                 Sell Long                       3/24/98              1180          27.5                32385.1
MGIM                 Sell Long                       3/24/98             18000         26.52              476701.48
MGIM                 Sell Long                       3/25/98             13280          26.1              346004.15
MGIM                 Buy                             3/26/98               560         26.63                  14910
MGIFM                Buy                             3/27/98              7480          26.6              199581.36
MGIFM                Buy                             3/27/98              2410          26.6               64303.62
MGIS                 Buy                             3/27/98             12780          26.6              340995.96
MGIFM                Buy                             3/27/98               590          26.6               15742.38
MGIM                 Sell Long                       3/31/98               644          27.5                17677.2
MGIS                 Buy                              4/3/98              1340         26.44               35426.25
MGIS                 Sell Long                        4/6/98               200          25.5                5099.83

                                              EXHIBIT INDEX

Exhibit No.                                 Description

    1                               Consent of Morgan Grenfell Asset Management
                                    Limited

    2                               Consent of Morgan Grenfell Investment
                                    Management Limited

                                                                      EXHIBIT 1


                   Consent of Morgan Grenfell Asset Management

          The undersigned agrees that the Schedule 13D/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Morgan Grenfell Asset Management Limited and Morgan Grenfell Investment Management Limited pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  April  28, 1998


                                           MORGAN GRENFELL ASSET MANAGEMENT
                                             LIMITED

                                           By: /s/ Andrew Hume
                                           ---------------------------------
                                               Name:  Andrew Hume
                                               Title: Senior Associate Director

                                                                     EXHIBIT 2


            Consent of Morgan Grenfell Investment Management Limited


          The undersigned agrees that the Schedule 13D/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Morgan Grenfell Asset Management Limited and Morgan Grenfell Investment Management Limited, pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  April 28, 1998


                                           MORGAN GRENFELL INVESTMENT
                                             MANAGEMENT LIMITED

                                           By: /s/ Andrew Hume
                                           ---------------------------------
                                               Name:  Andrew Hume
                                               Title: Senior Associate Director